As filed with the U.S. Securities and Exchange Commission on April 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DigitalOcean Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-5207470
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

101 6th Avenue

New York, New York 10013

(646) 827-4366

(Address of principal executive offices) (Zip code)

DigitalOcean Holdings, Inc. 2013 Stock Plan

DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan

DigitalOcean Holdings, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Alan Shapiro

General Counsel

DigitalOcean Holdings, Inc.

101 6th Avenue

New York, New York 10013

(646) 827-4366

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Eric Jensen

Brandon Fenn

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.000025 per share
– 2021 Equity Incentive Plan	12,788,079 (2)(3)	$44.15 (8)	$564,593,687.85	$61,597.17
– 2021 Employee Stock Purchase Plan	2,200,000 (4)(5)	$39.95 (9)	$87,890,000.00	$9,588.80
– 2013 Stock Plan (Stock Option Awards)	15,516,733 (6)	$6.94 (10)	$107,686,127.02	$11,748.56
– 2013 Stock Plan (Restricted Stock Unit Awards)	2,050,088 (7)	$44.15 (8)	$90,511,385.20	$9,874.79
Total	32,554,900		$850,681,200.07	$92,809.32

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Represents shares of common stock reserved for future issuance pursuant to stock awards under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan, to the extent shares subject to outstanding stock awards granted under the Registrant’s 2013 Stock Plan (the “2013 Plan”) (a) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (b) are not issued because such stock award or any portion thereof is settled in cash; (c) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (d) are withheld or reacquired to satisfy the exercise, strike, or purchase price; or (e) are withheld or reacquired to satisfy a tax withholding obligation, such shares (the “Returning Shares”) will become available for grant under the 2021 Plan. See footnotes 6 and 7 below.

(3)

The number of shares of common stock reserved for future issuance under the 2021 Plan will automatically increase on January 1 of each calendar year, commencing on January 1, 2022, for a period of ten years ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of common stock determined by the Registrant’s board of directors prior to January 1 of a given year.

(4)	Represents shares of common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of common stock reserved for future issuance under the 2021 ESPP will automatically increase on January 1 of each calendar year, commencing on January 1, 2022, for a period of ten years ending on (and including) January 1, 2031, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding calendar year, (b) 3,300,000 shares, and (c) a number of shares determined by the Registrant’s board of directors prior to January 1 of a given year.

(6)

Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2013 Plan as of the date of this Registration Statement. The 2013 Plan has been terminated and no further stock option awards will be granted under the 2013 Plan, and any Returning Shares will become available for grant under the 2021 Plan. See footnote 2 above.

(7)

Represents shares of common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2013 Plan as of the date of this Registration Statement. The 2013 Plan has been terminated and no further restricted stock unit awards will be granted under the 2013 Plan, and any Returning Shares will become available for grant under the 2021 Plan. See footnote 2 above.

(8)

Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($45.79) and low ($42.50) sale prices of the Registrant’s Common Stock as reported on the NYSE on April 19, 2021, which is a date within five business days prior to filing this Registration Statement.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $47.00 which is the initial public offering price per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-253483) declared effective on March 23, 2021 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(10)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding stock option awards granted under the 2013 Plan.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by DigitalOcean Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)

The Registrant’s prospectus filed on March 23, 2021, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-253483), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)

The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on March 19, 2021 (File No. 001-40252) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (File No. 333-253483).

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees, and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee, or agent of the Registrant, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and executive officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-40252	3.1	March 31, 2021

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-40252	3.2	March 31, 2021

4.3	Form of Common Stock Certificate.	S-1	333-253483	4.1	February 25, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on signature page).

99.1	2013 Stock Plan, as amended to date.	S-1	333-253483	10.2	February 25, 2021

99.2	Forms of Option Agreement, Stock Option Grant Notice, and Notice of Exercise under 2013 Stock Plan.	S-1	333-253483	10.2.1	February 25, 2021

99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2013 Stock Plan.	S-1	333-253483	10.2.2	February 25, 2021

99.4	2021 Equity Incentive Plan.	S-1/A	333-253483	10.3	March 15, 2021

99.5	Forms of Notice of Stock Option Grant, Global Stock Option Agreement, and Exercise Notice under 2021 Equity Incentive Plan.	S-1/A	333-253483	10.3.1	March 15, 2021

99.6	Form of Restricted Stock Unit Award Agreement under 2021 Equity Incentive Plan.	S-1/A	333-253483	10.3.2	March 15, 2021

99.7	2021 Employee Stock Purchase Plan.	S-1/A	333-253483	10.4	March 15, 2021

*	Filed herewith

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 2021.

DIGITALOCEAN HOLDINGS, INC.

By:	/s/ Yancey Spruill
Name:	Yancey Spruill
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yancey Spruill and Alan Shapiro, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yancey Spruill Yancey Spruill	Chief Executive Officer, and Director (Principal Executive Officer)	April 21, 2021

/s/ William Sorenson William Sorenson	Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2021

/s/ Warren Adelman Warren Adelman	Director	April 21, 2021

/s/ Pratima Arora Pratima Arora	Director	April 21, 2021

/s/ Amy Butte Amy Butte	Director	April 21, 2021

/s/ Warren Jenson Warren Jenson	Director	April 21, 2021

/s/ Pueo Keffer Pueo Keffer	Director	April 21, 2021

/s/ Peter Levine Peter Levine	Director	April 21, 2021

/s/ Hilary Schneider Hilary Schneider	Director	April 21, 2021